Exhibit 23.2

[LOGO OF ERNST & YOUNG]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 11, 2005, in the Registration Statement on Form F-1 and related Prospectus of Diana Shipping Inc, filed with the Securities and Exchange Commission on November 15, 2005, for the registration of shares of its common stock.

/s/ Ernst & Young

Athens, Greece
November 15, 2005